                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934


                          Silicon Laboratories Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                       Common Stock, par value $.0001
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                826919 10 2
                     ----------------------------------
                              (CUSIP Number)

                              December 31, 2000
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

CUSIP No. 826919 10 2
          -----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     David R. Welland
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group                              (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States of America
-------------------------------------------------------------------------------
 Number of                    (5) Sole Voting Power
 Shares                           6,633,464
 Beneficially                --------------------------------------------------
 Owned by                     (6) Shared Voting Power
 Each                             0
 Reporting                   --------------------------------------------------
 Person With:                 (7) Sole Dispositive Power
                                  6,633,464
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     6,633,464
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                         / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     13.8%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


                                      2 of 4

ITEM 1.

    (a)   Name of Issuer
          Silicon Laboratories Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          4635 Boston Lane
          Austin, TX 78735
          ---------------------------------------------------------------------

ITEM 2.

    (a)   Name of Person Filing
          David R. Welland
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence:
          4635 Boston Lane, Austin, TX 78735
          ---------------------------------------------------------------------
    (c)   Citizenship
          United States of America
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities:
          Common Stock, par value $0.0001 per share
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          826919 10 2
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable. This statement on Schedule 13G is not being filed pursuant to Rule 13d-1(b), 13d-2(b), or 13d-2(c).

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        6,633,464
    ---------------------------------------------------------------------------

    (b) Percent of class:
        13.8%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              6,633,464
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote

              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              6,633,464
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of

              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     Not Applicable

ITEM 10. CERTIFICATION

    (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were

                                      3 of 4
               not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     2/13/01
                                  ----------------------------------------------
                                                       Date

                                              /s/ David R. Welland
                                  ----------------------------------------------
                                                    Signature

                                  David R. Welland, Vice President of Technology
                                  ----------------------------------------------
                                                      Name/Title


     The original statement shall be signed by each person on whose behalf the statement is filed or his autorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)



                                      4 of 4